VIRTUS INVESTMENT COMPANY BLANKET BOND RECONCILIATION

August 31, 2016

Fund	Trust Size	Req. Bond Current Schedule		Maximum Bond Required

Virtus Alternative Solutions Trust	260,329,967	750,000		750,000
Virtus Equity Trust	2,709,932,979	1,900,000		1,900,000
Virtus Insight Trust	8,053,077,850	4,100,000	*	2,500,000
Virtus Opportunities Trust	13,538,409,641	6,300,000	*	2,500,000
Virtus Retirement Trust	12,354,607	200,000		200,000
Virtus Variable Insurance Trust	977,592,296	1,000,000		1,000,000
Duff & Phelps Utility and Corporate Bond Trust, Inc.	408,766,363	750,000		750,000
DNP Select Income Fund, Inc.	3,706,341,948	2,300,000		2,300,000
DTF Tax Free Income, Inc.	208,827,638	600,000		600,000
Duff & Phelps Global Utility Income Fund, Inc.	1,000,762,225	1,250,000		1,250,000
Duff & Phelps Select Energy MLP Fund, Inc.	268,048,944	750,000		750,000
Virtus Total Return Fund	181,843,101	600,000		600,000
Virtus Global Multi-Sector Income Fund	268,436,880	750,000		750,000
The Zweig Fund, Inc.	329,236,091	750,000		750,000
The Zweig Total Return Fund, Inc.	525,609,618	900,000		900,000
ETF Series I	578,312,028	900,000		900,000

TOTAL	33,027,882,175	23,800,000		18,400,000

*	Maximum Required Bond is $2.5 Million